Exhibit 99.1

eLoyalty Corporation 2006/2007 Salary Replacement Program

1.	Program Objectives

The purpose of the eLoyalty Corporation 2006/2007 Salary Replacement Program (the “Program”) is to (1) generate short-term cash savings, (2) motivate the creation of shareholder value, and (3) encourage an ownership culture. In order to achieve this purpose, Participants are granted eLoyalty Corporation (“eLoyalty”) common stock in place of a certain portion of their salary.

2.	Effective Period:

The Program is effective from December 1, 2006 until December 31, 2007, or until the Program is amended or terminated by eLoyalty as provided for herein (the “Effective Period”).

3.	Eligibility

Participation is mandatory for employees at the Vice President (or similarly-situated) level and above (“Participants”). Participation by any individual in this Program will be determined by eLoyalty in its sole discretion. eLoyalty reserves the right to amend the Program’s eligibility requirements to allow for additional classes of participants on a mandatory or voluntary basis.

4.	Salary Adjustment

Upon initially becoming a Participant in the Program, his or her then current annual base salary is adjusted according to the following schedule:

Annual Base Salary	“Adjustment Percentage”

$150,000 - $200,000	-10%
$200,001 - $250,000	-15%
$250,001 - $300,000	-20%
$300,001 -- above	-25%
The adjusted annual base salary less the adjustment percentage as set forth in accordance with the foregoing schedule (the “Cash Salary”) will be the annual base salary rate at which the Participant is paid during the Effective Period, such Cash Salary to be paid via and in accordance with eLoyalty’s normal payroll procedures.

Upon becoming a Participant in the Program, each individual’s Cash Equivalent Salary (“the Cash Equivalent Salary”) will be equal to his or her annual base salary prior to application of the Adjustment Percentage set forth in this paragraph 4.

A Participant’s Cash Equivalent Salary is subject to adjustment from time to time at eLoyalty’s discretion. In the event that a Participant’s Cash Equivalent Salary is so adjusted,

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the appropriate Adjustment Percentage will be applied in accordance with the table above to determine a revised Cash Salary.

5.	Quarterly Stock Grants

Subject to approval of each such grant by the Compensation Committee of the eLoyalty Board of Directors, Participant’s will receive grants of eLoyalty common stock under the eLoyalty Corporation 1999 Stock Incentive Plan on or around each of the following dates (which are subject to change): December 1, 2006, February 22, 2007, May 17, 2007, August 16, 2007 and November 15, 2007. Such shares will be granted without restriction (i.e. vest immediately) and as such may be immediately traded, subject to any applicable blackout period and/or notification requirements.

The number of shares applicable to the grants to be made on December 1, 2006 and November 15, 2007 will be determined by the following formula:

Number of Shares = (Adjustment Amount / 6) / Share Price

The number of shares applicable to all other grants will be determined by the following formula:

Number of Shares = (Adjustment Amount / 4) / Share Price

For purposes of this calculation, “Adjustment Amount” is equal to the Participant’s Cash Equivalent Salary in effect on the date of the applicable grant minus his or her Cash Salary in effect on such date and the “Share Price” is the closing sale price of eLoyalty common stock as of the date selected by the Compensation Committee in connection with the applicable grant.

The number of shares so calculated will be rounded up to the next whole share, subjected to payroll tax withholding, and delivered to the Participant’s eTrade brokerage account on or as soon as practicable after the applicable grant date. Stock grants provided hereby are further subject to such terms and conditions as may be included in an award agreement to be issued to the Participant in connection with each grant.

6.	Continued Applicability of Insider Trading Policy

Even though the shares granted under the Program vest immediately, all provisions of eLoyalty’s existing Insider Trading Policy apply to all transfers of those shares in all respects. For example, Participants may not sell the shares granted under the Program during the black-out periods set forth in the Insider Trading Policy and may not, under any circumstances, trade if they possess material nonpublic information, whether or not a blackout period is in effect.

Executive officers who are Participants must also inform and obtain the permission of the

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General Counsel before selling his or her shares, as required under the Insider Trading Policy. Other Participants are required to notify the General Counsel of any trades he or she completed, as required under the Insider Trading Policy, but are not required to pre-clear trades of stock issued under this Program.

7.	Effect on Employee Benefits
Wherever possible and to the extent practical and allowed by law or regulation, the Participant’s Cash Equivalent Salary will be considered the salary of record for purposes of determining eligibility and benefits under the following eLoyalty plans and programs as may be applicable to a particular Participant:

•	Life Insurance	•	Short-Term Disability
•	Accident Insurance	•	Bonuses and Commissions
•	Accidental Death & Dismemberment Insurance	•	Severance
•	Long-Term Disability
     The specific terms and conditions will be governed by the applicable plan document, policy or other controlling document.
8.	Tax Withholding

Prior to the delivery of any shares of stock in respect of any grant made to a Participant, eLoyalty will withhold shares which would otherwise be delivered to a holder in satisfaction of any Federal, state, local or other payroll taxes which may be required to be withheld in connection with the award. eLoyalty will withhold whole shares having an aggregate fair market value (as such term is defined in the eLoyalty Corporation 1999 Stock Incentive Plan) determined as of the date the obligation to withhold or pay taxes arises in connection with the award; provided, however, that in the case of a Participant who is subject to Section 16 of the Exchange Act, eLoyalty may require that the method of satisfying such an obligation be in compliance with Section 16 and the rules and regulations thereunder.

9.	Termination of Employment

If a Participant’s employment with eLoyalty is terminated for any reason, the Participant will be required to repay eLoyalty either (a) a pro-rata portion of the gross amount of any ordinary income he or she recognized as a result of the shares he or she was granted during the quarter (or two-month period, in the case of the December 1, 2006 and November 1, 2007, awards) in which the termination of employment occurs; or (b) a pro-rata portion of the Quarterly Adjustment Amount that is in effect during that quarter (or during the two-month period in connection with the December 1, 2006 and November 1, 2007, awards), whichever is less. Such pro-rata payment will be calculated based on the number of days from the beginning of the applicable quarter (or two-month period, in the case of the December 1, 2006 and November 1, 2007, awards) until the Participant’s termination date, taken as a percentage of the total number of days in the quarter (or two-month period, in the case of the

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December 1, 2006 and November 1, 2007, awards). The pro-rated amount is payable to eLoyalty no later than 10 days following the effective date of the termination. To the extent necessary to recover any amount owed by the Participant to eLoyalty hereunder, the Participant authorizes eLoyalty to deduct any other amounts that may be due to eLoyalty from any amount owed to the Participant, to the extent allowable by law and without prejudice to any other remedies eLoyalty may have to recover the amount owed, in full or partial satisfaction of the Participant’s repayment obligation. Such amounts include (but are not limited to) any compensation related payments the Participant might be eligible to receive under any compensation plan, as well as accrued vacation and reimburseable expenses. These amounts will be offset against the amount payable by the Participant until such time that all such payments, in the aggregate, are equal to such amount. In the event that the amount owed is not timely repaid, eLoyalty reserves the right to take such other action that it deems necessary to recover such amount, including by initiating legal action or a collection process. Should eLoyalty take such action, it will be entitled to recover from the Participant all costs, fees and expenses incurred, including staff time, interest, collection fees, attorneys’ fees, court costs, and all other related expenses, to the extent allowable by law. The “Quarterly Adjustment Amount” is, as to any quarter, the Adjustment Amount in effect during that quarter divided by the applicable number of months.

10.	Termination of Participation

A Participant’s eligibility under this Program will terminate on the earliest of the following dates:
A.	The date the Participant no longer meets the eligibility requirements of the Program;
B.	The date that the Participant’s employment at eLoyalty is terminated for any reason;
C.	The date the Program is terminated; or
D.	The date that eLoyalty advises the Participant that he or she is no longer a Participant for any other reason at eLoyalty’s sole discretion.
11.	Amendment and Termination of Program

eLoyalty reserves the absolute right at its sole discretion to amend this Program at any time and from time to time. eLoyalty also reserves the right to terminate this Program at any time without liability. In the event of an amendment or termination of this Program, Participants will be notified as early as reasonably practicable.

12.	No Right to Continue Employment or as a Stockholder

Nothing in this Program will be construed as creating any right in the Participant to continued employment with eLoyalty, or as altering or amending the existing terms and conditions of the Participant’s employment. Participation in the Program is not a guarantee of employment for a quarter or any other specified period of time. Either eLoyalty or the Participant may terminate the Participant’s employment with eLoyalty at any time, with or without written notice. This Program shall not confer upon any Participant any rights as a stockholder of eLoyalty prior to the date on which all conditions for receipt of such rights hereunder are satisfied.

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13.	Interpretation; Governing Law

Any interpretation by eLoyalty of the terms and conditions of the Program will be final. All determinations made and actions taken pursuant hereto, to the extent not otherwise governed by applicable law or regulation of the United States, will be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the principles of conflicts of law.

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